Xstrata Capital Holdings Pty Limited (ACN 111 756 337)

Notice to Free Offer from Conditions

TO:	WMC Resources Ltd (ABN 76 004 184 598) (“WMC”)
AND TO:	Australian Stock Exchange Limited

In relation to the offer (“Offer”) pursuant to the Bidder’s Statement dated 16 December 2004 (“Bidder’s Statement”) by Xstrata Capital Holdings Pty Limited (“Xstrata Capital”), Xstrata Capital gives notice under section 650F of the Corporations Act 2001 (Cwlth) (“Corporations Act”) that:

(a)	it declares each Offer and any contract arising from acceptance of any such Offer free from the following conditions in Appendix 2 of the Bidder’s Statement:
(i)
the condition in paragraph (b) of Appendix 2 (relating to the consent of the Treasurer of the Commonwealth of Australia under the Foreign Acquisitions and Takeovers Act 1975 (Cwlth)) to the proposed acquisition by Xstrata Capital of WMC);

	(ii)	the condition in paragraph (c) of Appendix 2 of the Bidder’s Statement (relating to actions by the Australian Competition and Consumer Commission under the Trade Practices Act 1974 (Cwlth)); and
	(iii)	the condition in subparagraph (e)(iii) in Appendix 2 of the Bidder’s Statement (relating to orders and injunctions in the United States prohibiting the proposed acquisition); and
(b)	as at the date of this notice, Xstrata Capital’s voting power in WMC is 0.0328%, comprising 385,254 WMC shares out of a total of 1,173,036,744 presently on issue.

Dated: 16 February 2005

/s/ Jason Watts
Attorney for Benny Levene, Director